Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-3 No.’s 333-274402, 333-264300, 333-278939, and 333-284220),
(2)Registration Statements (Form S-8 No.’s 333-185264, 333-256954 and 333-285668) both pertaining to the 2012 Long-Term Incentive Plan of Delek Logistics GP, LLC

of our reports dated February 27, 2026, with respect to the consolidated financial statements of Delek Logistics Partners, LP and the effectiveness of internal control over financial reporting of Delek Logistics Partners, LP included in this Annual Report (Form 10-K) of Delek Logistics Partners, LP for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 27, 2026